                                                                      EXHIBIT 12

                          BECTON, DICKINSON AND COMPANY
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

     (ALL AMOUNTS IN MILLIONS EXCEPT FOR RATIO OF EARNINGS TO FIXED CHARGES)


                                                Six Months                     Year Ended September 30
                                                Ended March  ----------------------------------------------------------------
                                                 31, 1998     1997         1996          1995         1994            1993
                                             --------------  -------   -----------    ---------    -----------    -----------

Income Before Income Taxes and
   Cumulative Effect of Accounting
   Changes                                     $ 220.6      $ 422.6        $ 393.7      $ 349.6      $ 296.2         $ 222.9

Undistributed (Earnings)/Losses of
    Less than 50%-Owned Companies
    Carried at Equity                              -            -               -           -            -               0.2

Net Capitalized Interest                          (0.1)         3.5            4.5          7.2          5.7             3.3

Fixed Charges                                     38.7         72.1           75.8         80.5         84.0            90.9

                                              ========      ========       ==========  ===========  ===========    ============
    Earnings as Adjusted                       $ 259.2      $ 498.2        $ 474.0      $ 437.3      $ 385.9         $ 317.3
                                              ========      ========       ==========  ===========  ===========    ============

Fixed Charges:

    Interest Cost (1)                          $  31.4      $  57.6        $  59.5      $  64.7      $  68.4         $  74.9

    Interest Allocable to Rents (2)                7.0         14.0           15.0         15.3         15.0            15.5

    Amortization of Debt Expense                   0.3          0.5            1.3          0.5          0.6             0.5

                                              ========      ========       ==========  ===========  ===========    ============
     Fixed Charges                             $  38.7       $ 72.1       $   75.8      $  80.5      $  84.0         $  90.9
                                              ========      ========       ==========  ===========  ===========    ============

Ratio of Earnings to Fixed Charges                6.70         6.91           6.25         5.43         4.59            3.49
                                              ========      ========       ==========  ===========  ===========    ============


     (1) Includes interest expense and interest capitalized in accordance with FASB Statement No. 34.

     (2) Represents an appropriate portion of rental expense.